Exhibit 16.1

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Lausanne, November 22, 2021

Commissioners:

We have read the statements made by GH Research PLC pursuant to Item 16F(a) of Form 20-F (copy attached), which we understand will be filed with the Securities and Exchange Commission on Form 6-K of GH Research PLC, dated November 22, 2021. We agree with the statements concerning our Firm contained therein.

Very truly yours,

/s/ PricewaterhouseCoopers SA

Attachment

Changes in Company’s Certifying Accountant.

Following GH Research PLC’s initial public offering and related corporate reorganization as an Irish PLC, on August 24, 2021, we agreed that PricewaterhouseCoopers (“PwC Ireland”), the Irish member firm of PricewaterhouseCoopers International Limited, would succeed PricewaterhouseCoopers SA as our independent registered public accounting firm and, accordingly, we dismissed PricewaterhouseCoopers SA. The decision to change our independent registered public accounting firm was approved by our Audit Committee.

The report of PricewaterhouseCoopers SA on the financial statements of GH Research Ireland Limited for the fiscal years ended December 31, 2020 and 2019 did not contain an adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles.

During the fiscal years ended December 31, 2020 and 2019 and the subsequent interim period through August 24, 2021, there have been no disagreements with PricewaterhouseCoopers SA on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PricewaterhouseCoopers SA, would have caused it to make reference thereto in their report on the financial statements for such years.

During the fiscal years ended December 31, 2020 and 2019 and the subsequent interim period through August 24, 2021 , there were “reportable events” as that term is defined in Item 16F(a)(1)(v)(A)-(D) of Form 20-F, as follows: material weaknesses were identified that related to the lack of a sufficient number of trained professionals with an appropriate level of accounting knowledge training and experience to: (a) design and maintain formal accounting policies, procedures and controls over the fair presentation of our financial statements; and (b) design and maintain controls over the preparation and review of account reconciliations, journal entries and financial statements, including maintaining appropriate segregation of duties.